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                                                                     EXHIBIT 5.1



                                  November 6, 1996



Imagyn Medical, Inc.
27651 La Paz Road
Laguna Niguel, CA  92677

    RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

    We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on November 6, 1996 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 1,731,134 shares of your Common Stock, par value $0.001 per share (the "Shares"), (i) 878,809 shares of which are currently outstanding under the 1995 Stock Plan, (ii) 452,325 shares of which are available for issuance under the 1995 Stock Plan, (iii) 75,000 shares of which are currently outstanding under the 1996 Director Option Plan, (iv) 125,000 shares of which are available for issuance under the 1996 Director Option Plan, and (v) 200,000 shares of which are available for issuance under the 1996 Employee Stock Purchase Plan (collectively, the "Plans"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

    It is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany each grant under the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.

    We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                  Very truly yours,

                                  WILSON SONSINI GOODRICH & ROSATI